Issuer Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-147275

November 29, 2007

VISIONCHINA MEDIA INC.

VisionChina Media Inc., or VisionChina, has filed a registration statement on Form F-1, including a prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents VisionChina has filed with the SEC for more complete information about VisionChina and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may get these documents and other documents VisionChina has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, VisionChina, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: +1-800-221-1037 or +1-866-500-5408 (calling these numbers is not toll free outside the United States). You may also access VisionChina’s most recent prospectus by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1415911/000119312507256129/df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 2 to VisionChina’s Registration Statement on Form F-1, or Amendment No. 2, as filed via EDGAR with the SEC on November 29, 2007. All references to page numbers are to the page numbers of Amendment No. 2.

PROSPECTUS SUMMARY

The disclosure regarding VisionChina’s exclusive agency model has been revised. The relevant disclosure (as amended) in the first bullet point on page 2 is set forth below:

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Exclusive agency model refers to our arrangements with terms ranging from four years to twelve years in seven cities, Beijing, Chengdu, Guangzhou, Nanjing, Ningbo, Shenzhen and Wuxi. In Beijing, Chengdu, Guangzhou, Nanjing, Ningbo and Shenzhen, we have entered into an exclusive advertising agency agreement with the partner local mobile digital television company that gives us the exclusive right to sell all of the advertising time on our local partner’s mobile digital television network located on buses. Those buses are operated by bus companies that have entered into contracts with our local partners, or, in the case of Guangzhou, those buses are operated by a number of bus companies with which we expect to enter into contracts through our local affiliate by June 2008. Our exclusive agency agreements with our direct investment entities in Chengdu and Ningbo will become effective on January 1, 2008. Our exclusive agency arrangement in Wuxi that gives us the exclusive right to sell a portion of the advertising time on Wuxi’s mobile digital television network does not include sales of advertising time to advertisers from Wuxi.

RISK FACTORS

The risk factor disclosure “We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected” has been revised. The relevant disclosure (as amended) in the first paragraph of that risk factor on page 17 is set forth below:

We compete with other mobile digital television advertising companies and other new media advertising companies in China. We compete for advertising clients primarily on the basis of network size and coverage, location, price, range of services and brand name. We also face competition from other mobile digital television advertising network operators for access to the most desirable cities and mass transportation systems in China. Our major competitors include other companies that operate out-of-home advertising media networks such as Focus Media, and other smaller mobile digital television companies. We also compete for overall advertising spending with other advertising media, such as television, mass transportation posters, billboards, newspapers, radio, magazines and the Internet. Some of our competitors operate digital television advertising networks installed on mass transportation systems primarily playing prerecorded content saved on compact flash cards or DVDs. For example, Towona Mobile Digital Co., Ltd. and Bus Online each operate a network on mass transportation systems utilizing compact flash cards, DVDs and, to a lesser extent, mobile digital television broadcasts in China including Beijing, Guangzhou, Nanjing, Shenzhen and several other cities where we operate our business. Towona was reported to be the largest “mobile television group in China” in a report released in November 2007 which was reported to be jointly sponsored by four market research firms.

BUSINESS

Overview

The disclosure regarding VisionChina’s exclusive agency model has been revised. The relevant disclosure (as amended) in the first bullet point of “Business — Overview” on page 80 is set forth below:

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Exclusive agency model refers to our arrangements with terms ranging from four years to twelve years in seven cities, Beijing, Chengdu, Guangzhou, Nanjing, Ningbo, Shenzhen and Wuxi. In Beijing, Chengdu, Guangzhou, Nanjing, Ningbo and Shenzhen, we have entered into an exclusive advertising agency agreement with the partner local mobile digital television company that gives us the exclusive right to sell all of the advertising time on our local partner’s mobile digital television network located on buses. Those buses are operated by bus companies that have entered into contracts with our local partners, or, in the case of Guangzhou, those buses are operated by a number of bus companies with which we expect to enter into contracts through our local affiliate by June 2008. Our exclusive agency agreements with our direct investment entities in Chengdu and Ningbo will become effective on January 1, 2008. Our exclusive agency arrangement in Wuxi that gives us the exclusive right to sell a portion of the advertising time on Wuxi’s mobile digital television network does not include sales of advertising time to advertisers from Wuxi.

Relationships with Location Providers

The relevant disclosure (as amended) in “Business — Relationship with Location Providers — Our Exclusive Agency Cities” on page 94 is set forth below:

In our exclusive agency cities of Beijing, Nanjing and Shenzhen, the local mobile digital television company negotiates directly with the bus companies for a placement agreement to secure the right to install digital television displays and then exclusively assigns that right to us. On August 31, 2007, we also entered into an exclusive agreement with the exclusive operator of the mobile digital television network on Beijing’s subway system to place our advertisements on the digital television displays located on the subway trains in Beijing. These digital television displays receive the mobile digital television broadcasts and constitute part of our network in Beijing. In Guangzhou, our local affiliate has obtained authorization from the local transportation commission to operate the mobile digital television network on buses in Guangzhou that are administered by the local transportation commission, and we expect to enter into contracts with a number of bus companies through our local affiliate by June 2008. We have already installed a number of digital television displays in selected buses in Guangzhou on a test basis.

Competition

The relevant disclosure (as amended) in the first paragraph of “Business — Competition” on page 95 is set forth below:

We compete with other advertising companies in China including companies that operate out-of-home advertising media networks such as Focus Media and other smaller mobile digital television companies. We also compete with traditional television stations for advertising spending. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name.

We also compete for overall advertising spending with other alternative advertising media companies, such as the Internet, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, magazines and radio. Some of our competitors operate digital television advertising networks installed on mass transportation systems primarily playing prerecorded content saved on compact flash cards or DVDs. For example, Towona Mobile Digital Co., Ltd. and Bus Online each operate a network on mass transportation systems utilizing compact flash cards, DVDs and, to a lesser extent, mobile digital television broadcasts in China including Beijing, Guangzhou, Nanjing, Shenzhen and several other cities where we operate our business. Towona was reported to be the largest “mobile television group in China” in a report released in November 2007 which was reported to be jointly sponsored by four market research firms.